MOOMJIAN & WAITE, LLP
                                ATTORNEYS AT LAW
                             100 JERICHO QUADRANGLE
                                    SUITE 225
                             JERICHO, NEW YORK 11753
                                    --------
                                 (516) 937-5900
                                 (516) 937-5050



                                                December 1, 2005



VIA EDGAR TRANSMISSION
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549
Attn: Yong Choi

              Re:  United States Basketball League
                   Form 10-QSB for the quarter ended May 31, 2005
                   File No: 001-15913

Dear Mr. Choi:

            As discussed, on behalf of United States Basketball League, Inc., request is hereby made for an additional extension through December 31, 2005 to respond to the comments of the Securities and Exchange Commission set forth in your letter dated November 1, 2005 with respect to the filing by the Company of the above-referenced Form 10-QSB.

            Thank you in advance for your consideration.


                                                Very truly yours,

                                                /s/Kevin W. Waite

                                                Kevin W. Waite